Exhibit 99.1

August 12, 2009	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES EXPECTED FISCAL YEAR 2009 NET SALES TO BE $32.2 MILLION AND
INCOME BEFORE TAX TO RANGE FROM $1.3 MILLION TO $1.4 MILLION
Minneapolis – Zareba Systems, Inc. (NASDAQ:ZRBA) today announced, on a preliminary basis, that it expects to report net sales of $32.2 million for the fiscal year ended June 30, 2009, compared to $34.6 million in the previous year. Income from operations is expected to range from $1.9 million to $2.0 million, and income before taxes from continuing operations is expected to range from $1.3 million and $1.4 million for fiscal year 2009, as compared to losses of $6.3 million and $7.0 million, respectively, for fiscal year 2008. In addition, Zareba expects to report an approximately $130,000 gain from discontinued operations, net of tax, in fiscal 2009. Zareba also reduced the amount outstanding under its bank credit facilities to $2.1 million at June 30, 2009 from $4.7 million at the end of fiscal 2008. Zareba expects to announce the full financial results for the fiscal year ended June 30, 2009 in September 2009.
“In conjunction with our separate press release today announcing our planned voluntary deregistration of our common stock, we believe it is important to pre-announce key aspects of our fiscal 2009 results to provide shareholders with as much information as is available at this time,” stated President and Chief Executive Officer Dale Nordquist. “We are pleased with the progress in our operating performance for fiscal 2009, especially in the challenging economic environment. We look forward to reporting this progress in greater detail in September.”
Although Zareba’s financial statements for the fiscal year ended June 30, 2009 are not yet complete and the foregoing financial information is not a comprehensive statement of Zareba’s financial results for such fiscal year, this information reflects the most current statement of the company’s results of operations that are known to the company at this time, based on currently available information. The foregoing information has not been audited by Zareba’s independent registered public accounting firm and is subject to adjustment based upon, among other things, the finalization of the company’s year-end closing and reporting processes and the annual audit.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to our preliminary financial results for fiscal 2009 and the timing of the release of such results, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, among others, the accuracy of our estimates of our financial results to date, and the completion of our year-end closing and reporting processes and the annual audit.
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Contact:
Jeff Mathiesen
763-551-1125